EXHIBIT 10.4

Summary of Non-Employee Director Compensation

For Service on the Board of Directors of Esterline Technologies Corporation

Compensation Paid to Non-Employee Directors

Annual retainer	$30,000
Attendance (in person) at Board meeting (per meeting fee)	$1,500
Attendance (by phone) at Board meeting (per meeting fee)	$750
Annual issuance of fully-paid Common Stock	$60,000

Compensation for Attendance at Committee Meetings (in person or by telephone)

Attendance (in person) at Committee meeting (per meeting fee)	$1,500
Attendance (by phone) at Committee meeting (per meeting fee)	$750

Additional Compensation for Committee Chairpersons

Audit Committee	$12,500
Compensation Committee	$7,500
All Other Committees	$5,000

Additional Compensation for the Lead Independent Director	$25,000